Filed Pursuant to Rule 433

Registration No. 333-261901

* PRICING DETAIL* $1.913bn+ Santander Consumer (SDART) 2022-5 Subprime Auto

Issuer : Santander Consumer USA (SDART)

Joint Lead Bookrunners: Societe Generale (str), Amherst Pierpont, BNP Paribas

Co-Managers : Academy Securities, Inc. and Ramirez & Co., Inc.

– Capital Structure –

CLS	$AMT(MM)	WAL	S&P/MDY	P.WIN	E. FNL	L. FNL	BENCH	SPRD	YLD%	CPN%	$PX

A-1	285.000	0.17	<RETAINED>
A-2	509.000	0.64	AAA/Aaa	4-13	09/2023	01/2025	I-Curv	+88	4.023%	3.98%	99.99402
A-3	435.280	1.54	AAA/Aaa	13-25	09/2024	08/2026	I-Curv	+90	4.148%	4.11%	99.99624
B	199.340	2.37	AA/Aaa	25-32	04/2025	03/2027	I-Curv	+125	4.480%	4.43%	99.98054
C	238.100	3.05	A/Aa2	32-42	02/2026	10/2028	I-Curv	+160	4.792%	4.74%	99.98643
D	246.970	3.86	<RETAINED>

– Transaction Details –

* Offered Size : $1.381.72bn

* BBG Ticker : SDART 2022-5

* BBG SSAP : SDART2205

* Format : SEC Registered

* Speed : 1.50% ABS to 10% Call

* Ratings : S&P, Moody’s

* ERISA : Yes

* Risk Retention: US & EU Compliant

* Exp. Pricing : August 16, 2022

* Exp. Settle : August 24, 2022

* First Pay Date: September 15, 2022

* Min Denoms : $1k x $1k

* B&D : Societe Generale

* Santander Consumer USA has mandated Societe Generale as the transaction’s DE&I coordinator to assist in the placement of securities including, but not limited to, retention bonds allocated to the DE&I co-managers: Academy Securities, Inc. and Ramirez & Co., Inc.

– Available Materials –

* Prelim Prospectus : Attached

* Ratings FWP : Attached

* CDI : Attached

* Dealroadshow : www.dealroadshow.com

Password (Case Sensitive) : SDART225

* Intex Deal Name : socsdar2205_mkt

Password : A29J

– Cusips –

A1 80287HAA6

A2 80287HAB4

A3 80287HAC2

B 80287HAD0

C 80287HAE8

D 80287HAF5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.